Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVENUE THERAPEUTICS, INC.

Avenue Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the Corporation’s original Certificate of Incorporation was filed on February 9, 2015.

SECOND: That the Board of Directors of the Corporation duly adopted resolutions by written consent proposing and declaring advisable the amendment of the Amended and Restated Certificate of Incorporation of the Corporation, as follows:

The first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation be replaced and amended in its entirety to read as follows:

1.            Common Stock. The total number of shares of capital stock that the Corporation shall have the authority to issue is fifty million (50,000,000) shares of Common Stock, with $0.0001 par value, of which fifteen million (15,000,000) shares are designated as “Class A Common Stock” (the “Class A Common Stock”). The powers, preferences and relative participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are as follows:

THIRD: That the stockholders of the Corporation approved and adopted such amendments by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That such amendment of the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this ____ day of September, 2015.

AVENUE THERAPEUTICS, INC.

By:	/s/ Lucy Lu, MD
Lucy Lu, M.D., President and Interim CEO